Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: July 21, 2022
Capital One Reports Second Quarter 2022 Net Income of $2.0 billion, or $4.96 per share
McLean, Va. (July 21, 2022) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2022 of $2.0 billion, or $4.96 per diluted common share, compared with net income of $2.4 billion, or $5.62 per diluted common share in the first quarter of 2022, and with net income of $3.5 billion, or $7.62 per diluted common share in the second quarter of 2021.
“We continued to drive attractive and resilient growth in the second quarter, and we’re staying focused on the most resilient businesses and opportunities", said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. "The choices we’re making today put us in a strong position to continue to deliver long-term value as the sweeping digital transformation of banking continues.”
All comparisons below are for the second quarter of 2022 compared with the first quarter of 2022 unless otherwise noted.
Second Quarter 2022 Income Statement Summary:
•Total net revenue increased 1 percent to $8.2 billion.
•Total non-interest expense increased 1 percent to $4.6 billion:
◦9 percent increase in marketing.
◦1 percent decrease in operating expenses.
•Pre-provision earnings increased 1 percent to $3.6 billion.(1)
•Provision for credit losses increased $408 million to $1.1 billion:
◦Net charge-offs of $845 million.
◦$200 million loan reserve build.
•Net interest margin of 6.54 percent, an increase of 5 basis points.
(1)Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period. Management believes that this financial metric is useful in enabling investors and others to assess the Company’s ability to generate income to cover credit losses through a credit cycle, which can vary significantly between periods.

Capital One Second Quarter 2022 Earnings

•Efficiency ratio of 55.67 percent.
•Operating efficiency ratio of 43.49 percent.
Second Quarter 2022 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.1 percent at June 30, 2022.
•Period-end loans held for investment in the quarter increased $15.9 billion, or 6 percent, to $296.4 billion.
◦Credit Card period-end loans increased $6.9 billion, or 6 percent, to $120.9 billion.
•Domestic Card period-end loans increased $7.0 billion, or 6 percent, to $115.0 billion.
◦Consumer Banking period-end loans increased $1.2 billion, or 1 percent, to $81.5 billion.
•Auto period-end loans increased $1.3 billion, or 2 percent, to $79.9 billion.
◦Commercial Banking period-end loans increased $7.8 billion, or 9 percent, to $94.0 billion.
•Average loans held for investment in the quarter increased $10.8 billion, or 4 percent, to $286.1 billion.
◦Credit Card average loans increased $4.4 billion, or 4 percent, to $115.8 billion.
•Domestic Card average loans increased $4.4 billion, or 4 percent, to $110.0 billion.
◦Consumer Banking average loans increased $2.3 billion, or 3 percent, to $81.0 billion.
•Auto average loans increased $2.4 billion, or 3 percent, to $79.3 billion.
◦Commercial Banking average loans increased $4.1 billion, or 5 percent, to $89.3 billion.
•Period-end total deposits decreased $5.5 billion, or 2 percent, to $307.9 billion, while average deposits decreased $3.6 billion, or 1 percent, to $306.0 billion.
•Interest-bearing deposits rate paid increased 12 basis points to 0.44 percent.

Capital One Second Quarter 2022 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on July 21, 2022 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 4, 2022 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $307.9 billion in deposits and $440.3 billion in total assets as of June 30, 2022. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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